Exhibit 10.32

SETTLEMENT AGREEMENT

BETWEEN THE UNDERSIGNED:

Coty SAS, a French société par actions simplifiée (simplified form of limited liability company) with a share capital of €22,905,465, registered with the Companies Registry of Paris under number 394 710 552 and having its registered office at 14 rue Quatre Septembre, 75002 Paris, France, represented by Sébastien Froidefond, Senior Vice President, Human Resources, duly empowered for the purposes hereof.

Hereinafter referred to as the "Company"

OF THE FIRST PART,

AND:

Mr. Jean Mortier, born on 16 January 1960, in Boulogne-Billancourt, of French nationality, domiciled at ## ### ###### ## ## ###### #####, ##### #####, ######,

Hereinafter referred to as "Mr. Mortier"

OF THE SECOND PART,

Hereinafter referred to collectively as the "Parties".

1
[initials]	[initials]

For the purposes of this Contract, the term "Group" shall mean any company, as well as its subsidiaries and affiliates, directly or indirectly controlling the Company, and any company, as well as its subsidiaries and affiliates, directly or indirectly controlled by the Company.

WHEREAS:

1.	Mr. Mortier was initially hired by the Unilever Company with a full-time indefinite-term employment contract effective as of 1 November 1984.

2.
Following the transfer of Unilever’s business within which Mr. Mortier carried out his duties in the Coty group, Mr. Mortier’s employment contract was transferred to the Company effective as of 1 July 2005.

3.	Starting on 25 June 2014, Mr. Mortier was appointed President, Global Markets, effective as of 1 July 2014.

4.	Finally, his basic gross fixed annual remuneration is €490,000 (four hundred ninety thousand Euros) with a gross additional expatriation bonus of €110,000 (one hundred and ten thousand Euros).

5.	Mr. Mortier's employment contract is subject to the national collective bargaining agreement for the chemical industry and the collective statutes in force at the Company.

6.
By letter delivered by hand with acknowledgement of receipt dated 22 October 2015, the Company gave Mr. Mortier notice to attend a pre-dismissal meeting on 29 October 2015 with respect to his potential dismissal.

7.
The Company then notified Mr. Mortier of his dismissal by registered letter dated 2 November 2015 on the grounds of fundamental disagreement on the Company and Group’s strategy , making it extremely difficult for Management and him to work together. According to the Company, this situation was compromising implementation of recently announced evolution and development projects announced for the Global Markets structure of the Coty group, which results in particular from the announced acquisition of Procter & Gamble’s Beauty business, and could result in preventing the Group from functioning properly, given his level of responsibilities and motivational role that he should play for his teams from the Global Markets structure.

8.
A few days after receiving the letter of dismissal, Mr. Mortier strongly contested the dismissal procedure launched by the Company as well as the substantive grievances levied against him, and informed the Company of his intention to refer the matter to the Employee Claims Court.

9.
In this respect, on 5 November 2015, Mr. Mortier, via his lawyer, sent a letter to the Company in which he stated that he considered his dismissal was without real and serious grounds (i.e., without just cause).

2
[initials]	[initials]

He insisted first of all on the fact that the alleged differences of opinion mentioned in support of his dismissal were only a pretext to remove him.

He claimed that he could not be reproached for having given his opinion, as part of his duties and responsibilities, and without misusing his freedom of speech, on the orientations and projects which had been submitted to him and were impacting the Global Markets structure under his supervision.

He added that he considered that he had always demonstrated his commitment and skills, as illustrated by his professional development within the Group and the responsibilities entrusted to him

More generally, Mr. Mortier stated that termination of his employment contract, in these conditions, was therefore totally unjustified and caused him considerable financial loss, moral prejudice, professional harm and damage to his career.

10.
The Company pursued the procedure for Mr. Mortier's dismissal, the grounds of which, in its opinion, are not only real but also sufficiently serious to justify termination of his employment contract. It considered that this termination was not sudden but followed, on the contrary, a series of remarks from his superiors concerning his persistent differences of opinion despite the Management’s differing stance.

Therefore, the Company considered that the differences of opinion over strategy which Mr. Mortier displayed in carrying out his assignments were affecting the credibility of the decisions made by his superiors regarding the Global Markets structure’s teams and were incompatible with his level of responsibility and his position within the Company and the Group.
It indeed considered that Mr. Mortier should be the spokesperson for Management and the strategic vision of the Group, and this was incompatible with the disagreements and strong criticisms that he was expressing.

The Company therefore confirmed to Mr. Mortier that it could not go back on its decision that it considered was totally legitimate.

11.	With a view to appeasing the situation, the Parties entered into negotiations.

After discussions and exchanges of views concerning their respective rights, the Parties, having taken all advice necessary from their respective advisers to be able to express their consent freely, have come together and have decided to resolve their dispute in a final manner by means of a settlement by giving the reciprocal concessions set out hereinafter.

3
[initials]	[initials]

IT HAS THEREFORE BEEN DECIDED AND AGREED AS FOLLOWS:

ARTICLE 1: END OF CONTRACTUAL RELATIONS

1.1. Notice period

Mr. Mortier acknowledges receipt of his dismissal letter dated 2 November 2015.

However, in order to allow a smooth transition to Mr. Mortier's successor, and in light of the various projects underway within the Group and more specifically within the Global Markets structure, the Parties agree that Mr. Mortier's three-month notice period will be extended to 30 June 2016 (the "Extended Notice Period").

The Parties agree that Mr. Mortier will work during the Extended Notice Period.

Until 31 March 2016, Mr. Mortier agrees to work first and foremost on the following subjects:

•	Transfer of files to the future President of the Perfume division;

•	Transfer of the Licenses files with Mr. C. Pane;

•	Management of the Anti-Trust project with Mr. J. Creus;

•	Management of the distribution joint ventures review project with Mr. G. Amigues.

The subjects presented here do not represent an exhaustive list. Therefore, Mr. Mortier also agrees to work first and foremost on any subject identified by the Company subsequently to the signing of this settlement agreement.

As from 1 April 2016, the Parties also agree that Mr. Mortier, without being released from having to work during his notice period, will have full liberty in the organization of his work time, subject to ad hoc interventions that he may be asked to conduct on the Anti-Trust project. By signing this settlement agreement, Mr. Mortier expressly agrees to respond favorably to the Company’s requests regarding the Anti-Trust project for the remainder of his Extended Notice Period.

In any event, Mr. Mortier shall be entitled to the entirety of his fixed and variable remuneration, his benefits in kind and expatriation bonus, until 30 June 2016, expiration date of the Extended Notice Period.

1.2. Mr. Mortier's final pay including all amounts outstanding

The Company shall pay Mr. Mortier by bank transfer on the usual salary payment date for the month of June 2016, the following amounts as his final pay including all amounts outstanding:

a.	Compensation for paid leave not taken corresponding to the days of paid leave not taken and the days of paid leave acquired on the date he is effectively no longer an employee of the Company;

b.
The sum of €2,108,157.20 gross, i.e. two million one hundred and eight thousand one hundred and fifty-seven Euros and twenty cents gross as severance pay in accordance with applicable provisions of the law and the relevant collective bargaining agreement;

4
[initials]	[initials]

c.
Reimbursement of professional expenses incurred by Mr. Mortier in connection with his employment contract, up until the date on which he is effectively no longer an employee of the Company, in accordance with the rules and procedures for reimbursement applicable within the Company.

For the avoidance of doubt, it is expressly noted that the aforementioned sums shall be subject to deduction of the social contributions as provided for by applicable legislation.

Mr. Mortier will also receive around 30 June 2016:

•	His receipt acknowledging full settlement of all amounts outstanding;

•	His work certificate;

•	The certificate for the French employment office (Pôle Emploi), and

•	The documents providing information on the continuity of coverage under contingency funds and health insurance.

1.3. Bonus

If applicable, Mr. Mortier will receive his bonus, calculated over the entire 2015-2016 fiscal year, in light of the performance indicators on which the bonus is based. The amount corresponding to this bonus will be paid to him, as the case may be, no later than 31 October 2016.

1.4. Non-Compete

Mr. Mortier acknowledges that he has not been released from his non-compete obligation as provided in Article 8 of his employment contract (the “Non-Compete Obligation”) and therefore that he is bound by this Non-Compete Obligation during a period of 12 months starting 1 July 2016.

The Company also acknowledges being bound by the terms of the Non-Compete Obligation and agrees to pay Mr. Mortier as from 1 July 2016 the financial compensation set out in the employment contract, i.e., €69,944.44 gross (sixty-nine thousand nine hundred and forty- four Euros and forty-four cents gross) for the duration of the Non-Compete Obligation, subject to full compliance with its terms by Mr. Mortier.

ARTICLE 2: CONCESSIONS MADE BY THE COMPANY

Without acknowledging the validity of Mr. Mortier's claims, the Company accepts, in the interest of conciliation and in order to end all litigation between the parties, to make the following concessions:

•	Global settlement amount

The Company accepts to pay Mr. Mortier, as remedy for the moral prejudice, financial loss, professional harm and damage to his career that he is claiming he has suffered, the sum of €4,891,842.80 Euros gross, i.e., four million eight hundred and ninety-one thousand eight hundred and forty-two Euros and eighty cents gross as compensation for the global, final and lump-sum settlement of all amounts owed and as a final settlement of any alleged cause of any loss, prejudice or harm and of any dispute having arisen or which may arise as a result of the conclusion, the performance, and the termination of his employment contract.

5
[initials]	[initials]

This settlement and lump sum amount will be paid in two installments, after deduction of the applicable social contributions, by wire transfer to Mr. Mortier’s account:

•	Within five working days following the signature of this settlement agreement for an amount of 2 million Euros gross;

•	Within five working days following the expiration of the Extended Notice Period for the remaining gross amount of the global settlement amount.

The applicable social contribution deductions will appear on the corresponding payslip.

2.2. Stock Options and Shares

Mr. Mortier owns stock options and shares granted to him in connection with the performance of his employment contract in accordance with the rules for the Coty Inc. ELTIP and LTIP plans.

The Company agrees to ensure that the treatment of stock options and shares granted to Mr. Mortier shall be settled in accordance with the applicable provisions of the aforementioned plan rules.

2.3. Non-disparagement obligation

The Company, via the voting members of its Executive Committee (Comité Exécutif) or its Board of Directors (Conseil d'Admimstration), expressly agrees to not do anything, in particular, but not limited to, to not make a public or private statement, which could harm the interests and/or adversely affect the professional image or reputation of Mr. Mortier.

Should Mr. Mortier report disparagement to the Company (through its Executive Committee or one of its members), the Company agrees to do its best to put an end to this situation.

2.4. Waiver of action

In exchange for the obligations contracted by Mr. Mortier pursuant to Article 3 of this settlement agreement, the Company expressly and definitively agrees not to make any claim and/or any grievance, for whatever purpose, on whatever grounds, against Mr. Mortier, as well as not to take any legal action or any legal proceedings against him, of whatever kind or purpose, before any court and/or independent administrative authority whatsoever, including a criminal court, in relation to the facts and/or events and/or relations described in the introduction above and/or their performance and/or their termination.

2.5. Mr. Mortier's legal advisers' fees to be borne by the Company

The Company undertakes to bear the cost of advisers' fees and legal representation fees incurred by Mr. Mortier in defending his interests in connection with

6
[initials]	[initials]

finalizing this settlement, on the basis of an hourly rate of up to €450 (excluding tax) and limited to a total amount of €4,500 (excluding tax).

ARTICLE 3: CONCESSIONS MADE BY MR. MORTIER

3.1. Waiver of action

Mr. Mortier confirms that the payment of the settlement amount referred to in Article 2 above constitutes global, all-inclusive and final compensation for all of his causes of loss and prejudice, in that they relate to the performance and/or termination of his employment contract with the Company and the corporate offices he holds within the Group.

Mr. Mortier acknowledges, subject to full payment and due receipt of the sums mentioned in Articles 1 and 2 of this settlement agreement, that all his rights, whether existing or contingent, have been fulfilled, relating to the payment of all salary, ancillary amounts, remuneration and in particular, allowances, bonuses, overtime, reimbursement of expenses, compensation for paid leave not taken, compensation for the notice period not worked, severance pay, compensation for the non-compete agreement, variable remuneration, bonuses, benefits in kind, indemnification of whatever kind, compensation of whatever kind, other benefits granted by the Company, payable or to become payable as a result of the legal relationship or in fact which may have existed between him and the Company or any other entity of the Group.

In exchange for the obligations contracted by the Company pursuant to Article 2 of this settlement agreement, Mr. Mortier expressly and definitively agrees not to make any claim and/or any grievance, for whatever purpose, on whatever grounds, against the Company and/or any company or entity economically or legally related to the Group, or against any of the current and/or past executives and/or corporate officers and/or employees of the Group, as well as not to take any legal action or any legal proceedings against them, of whatever kind or purpose, before any court and/or independent administrative authority whatsoever, including a criminal court, in relation to the facts and/or events and/or relations described in the introduction above and/or their performance and/or their termination.

3.2. Non-disparagement obligation

Mr. Mortier expressly agrees not to do anything, in particular, and not exclusively, not to make any public or private statement, which could harm the interests and/or adversely affect the image or reputation of the Company, of any other company of the Group and/or their current or past employees and executives.

3.3. Confidentiality obligation

Mr. Mortier agrees, after leaving the Group, to exercise absolute discretion concerning the confidential information relating to the Company and/or the other companies of the Group or its customers and partners, which he received or which he may have collected in connection with his collaboration with the Company or the Group.

In addition, Mr. Mortier agrees not to give, obtain for or provide to, in any manner whatsoever, directly or indirectly, any person, whether private individual or legal entity, any trade secret or any confidential information concerning in particular the activities of the Company and any other company of the

7
[initials]	[initials]

Group, their finances, products, customers or members of staff, except with prior written consent from a legal representative of the Company.

It is expressly agreed that these agreements constitute an essential condition to this settlement agreement, the breach of which could compromise all of its provisions.

3.4. Non-solicitation of employees

In accordance with Article 8 of his employment contract, during a period of twelve months starting 1 July 2016, Mr. Mortier shall not, without the Company's prior written consent, solicit or directly encourage, the departure of employees from the Company or its subsidiaries, or hire or assist a third party to poach an employee who was employed by the Company or one of its subsidiaries as of 1 July 2016.

ARTICLE 4: CONFIDENTIALITY CONCERNING THE SETTLEMENT AGREEMENT

The Parties agree to keep all information confidential concerning the aforementioned disagreements, the provisions of this agreement as well as the conditions and the content of the negotiations having led to its conclusion, this confidentiality being applied in particular to the reciprocal concessions granted pursuant to this settlement agreement.

This settlement agreement may only be disclosed in the following cases:

•
in the event that either of the Parties has not complied with his or its undertakings given herein, for this settlement agreement to be provided in court in order to obtain specific performance hereof; or

•
if the social security or tax authorities were to expressly request disclosure hereof in connection with an inspection or audit, or if expressly ordered to do so by a judicial authority. If a social security or tax authority requires such disclosure, the Party having received the request will inform the other Party immediately; or

•	in order to allow the Company or the Group to comply with its legal obligations, notably in the United States.

ARTICLE 5: SOCIAL SECURITY AND TAX TREATMENT OF THE SUMS PAID

Mr. Mortier declares that he is fully aware of the social security and tax treatment of the sums paid to him pursuant to the present settlement agreement.

Therefore, each of the Parties agrees to assume any tax or social security consequences resulting from payment of the sums referred to in this settlement agreement, subject to Article 2.3.

Mr. Mortier also acknowledges that he has been informed that the payment of the settlement amount mentioned above, the gross amount of which will be declared to the French employment office (Pôle Emploi), may entail, as the case may be, postponement of the payment of unemployment benefits.

ARTICLE 6: INFORMATION

The Parties declare, each as far as they are respectively concerned, that their consent to enter into this settlement agreement has been given freely and reflects their intention with full knowledge of the facts.

8
[initials]	[initials]

Mr. Mortier acknowledges in particular that he has had the necessary time to reflect and has obtained the informed opinions of his legal adviser before signing this settlement agreement and that he has been informed that any breach of this settlement agreement could justify rescission hereof or the award of damages to the Company.

Mr. Mortier also acknowledges that his attention has been expressly drawn to the final and irrevocable nature of this settlement agreement which shall constitute, in accordance with Articles 2044 et seq. of the French Civil Code, between him and the Company, res judicata.

Subject to each of the Parties complying with its or his own respective obligations, the Company and Mr. Mortier agree not to challenge this settlement agreement, in any of its provisions whatsoever, on any grounds whatsoever, even for an error at law or in fact.

This settlement agreement is entered into in accordance with Articles 2044 to 2058 of the French Civil Code and shall therefore constitute res judicata between the Parties.

In [Hw:] Paris, on November 12th, 2015

In two original copies
[Hw:] Read and approved – Valid as settlement	[Hw:] Read and approved – Valid as settlement
/s/Sebastien Froidefond	/s/Jean Mortier
COTY SAS (*)	JEAN MORTIER (*)
Sébastien Froidefond
Senior VP Human Resources

(*) Please sign after adding the handwritten words "Lu et approuvé - Bon pour transaction" (meaning "Read and approved - Valid as settlement”) and initial each of the pages of this settlement agreement.

9
[initials]	[initials]